EXHIBIT 18


                                                                 EXECUTION COPY


                               DATED 11 JUNE 2003




                            PACIFIC CENTURY REGIONAL
                              DEVELOPMENTS LIMITED






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                              SECOND SUPPLEMENTAL

                                   DEED POLL


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THIS SECOND SUPPLEMENT DEED POLL is entered into as a deed this 11th day of
June 2003

BY:

PACIFIC CENTURY REGIONAL DEVELOPMENTS LIMITED, a company incorporated under the laws of Singapore and whose registered office is at 6 Battery Road, #38-01, Singapore 049909 (the Issuer).

WHEREAS:

(A) The Issuer executed a deed poll dated 15 January 2002 relating to US$100,000,000 secured redeemable exchangeable bonds due 2006 to 2007 exchangeable for ordinary shares of HK$0.05 par value each of Pacific Century CyberWorks Limited as amended and supplemented by a Supplemental Deed Poll dated 28 October 2002 (together, the Original Deed Poll).

(B) Words and phrases defined in the Original Deed Poll (including for the avoidance of doubt in the Conditions contained therein) shall, unless the context otherwise requires, have the same meaning in this Supplemental Deed Poll.

(C) The purpose of this Supplemental Deed Poll is to amend the Original Deed Poll and certain provisions of the Conditions. This Supplemental Deed Poll is accordingly supplemental to the Original Deed Poll.

(D) Intel Capital Corporation (ICC) holds 100 per cent in aggregate principal amount of the outstanding Bonds, has consented to the amendments to the Original Deed Poll contained in this Supplemental Deed Poll and is executing this Supplemental Deed Poll under hand (which the Issuer acknowledges is sufficient for all purposes) to evidence that consent as contemplated by Condition 16 of the Original Deed Poll. The Issuer acknowledges that ICC is the holder of 100 per cent in aggregate principal amount of the outstanding Bonds and the issuer has accordingly declined to set a record date for the purposes of determining the holders of outstanding Bonds entitled to give consent to an amendment to the Original Deed Poll.

NOW THIS SUPPLEMENTAL DEED POLL WITNESSES AND DECLARES AS FOLLOWS:

1. The existing provisions of Condition 12(1) shall be deleted in their entirety and substituted with the following provisions:

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"(l)      other than as a result of the exercise of conversion rights under the following convertible bonds issued by PCCW or its subsidiaries:
US$54,377,474.95 5% Mandatory Convertible Note due 2005 issued by PCCW Limited on 28 June 2002 to Telstra Corporation Limited, amended and restated with effect from 25 April 2003; US$450,000,000 1% Guaranteed Convertible Bonds due 2007 issued by PCCW Capital No. 2 Limited on 29 January 2002 and guaranteed by PCCW Limited and PCCW-HKT Telephone Limited; and US$1,100,000,000 3.5% Guaranteed Convertible Bonds due 2005 issued by PCCW Capital Limited on 5 December 2000 and guaranteed by PCCW Limited, the exercise of exchange or redemption rights under, or the transfer or disposal of interests in Shares pursuant to the terms and conditions of, the Bonds or the exchangeable bonds issued by PCRD on 7th December 2001 to the AIG Asian Infrastructure Fund II L.P., American International Assurance Company (Bermuda) Limited and AIG Asian Opportunity Fund, L.P., the exercise of options granted to Avram Miller pursuant to the terms and conditions of a consulting agreement dated 17 August 1999, the exercise of all existing and future employee share options granted by PCCW from time to time and shares issued under any employee share award scheme of PCCW from time to time, (i) the direct and indirect shareholdings of the Issuer and Richard Li Tzar Kai in PCCW falls below an aggregate of 28% of the issued share capital of PCCW; or (ii) the direct and indirect shareholdings of the Issuer in PCCW fall below 25% of the issued share capital of PCCW; or (iii) the Issuer and Richard Li Tzar Kai together sell, transfer, or otherwise dispose of any interests in or over more than 5% in aggregate of the issued share capital of PCCW at any time after 11 June 2003; or"

2. The existing provisions of Condition 12(m) shall be deleted in their entirety and substituted with the following provisions:

     "(m) PCCW ceases to Control any Principal Subsidiary; or"

3. The existing provisions of paragraph (a) of the definition of "Principal Subsidiary" in Condition 12 shall be deleted in its entirety and substituted with the following:

     "(a) any Subsidiary of the Issuer or PCCW:

     (i) whose profits, or (in the case of a Subsidiary which has Subsidiaries) consolidated profts, before taxation and extraordinary items as shown by its latest audited profit and loss account exceed 25 per cent of the consolidated profits before taxation and extraordinary items of the issuer and its Subsidiaries (or, as the case may be, PCCW and its Subsidiaries) as shown by the latest published audited consolidated profit and loss account of

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          the Issuer and its Subsidiaries (or, as the case may be, PCCW and its
          Subsidiaries); or

     (ii) whose total assets or (in the case of a Subsidiary which has Subsidiaries) total consolidated assets as shown by its latest audited balance sheet are at least 25 per cent of the total consolidated assets of the Issuer and its Subsidiaries (or, as the case may be, PCCW and its Subsidiaries) as shown by the then latest published audited consolidated balance sheet of the Issuer and its Subsidiaries (or, as the case may be, PCCW and its Subsidiaries); or

    (iii) to which is transferred the whole or substantially the whole of the assets and undertaking of a Subsidiary of the Issuer which immediately prior to such transfer as a Principal Subsidiary, provided that, in such a case, the Subsidiary so transferring its assets and undertaking shall thereupon cease to be a Principal Subsidiary; and"

4. The provisions of Clause 8 of the Original Deed Poll shall apply to this Supplemental Deed Poll, mutatis mutandis.

5. The Issuer undertakes to stamp this Supplemental Deed Poll in Singapore and to enclose a memorandum of this Supplemental Deed Poll on the Original Deed Poll and shall on request provide a copy of the Original Deed Poll, with such endorsement, certified to be a true copy by a director of the issuer or by its solicitors, to ICC and/or to any future Bondholder making such request.


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     Save as otherwise provided herein, all the terms and conditions contained in the Original Deed Poll shall continue in full force and effect and that the Original Deed Poll and this Supplemental Deed Poll shall hereafter be read and construed as one instrument. In the event of conflict between the Original Deed Poll and this Supplemental Deed Poll this Supplemental Deed Poll shall prevail.

IN WITNESS whereof this Supplemental Deed Poll has been duly executed and delivered as a deed poll the day and year first above written.

The Common Seal of Pacific Century     )
Regional Developments Limited          )
was affixed in the presence of;        )


                                    Director
                                                         -----------------------


                                    Director/Secretary
                                                         -----------------------

and has been executed under hand by ICC in its capacity as Bondholder to evidence its consent as contemplated above:

INTEL CAPITAL CORPORATION

By:
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Name:
      -----------------------

Title
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